UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 5, 2020

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DIFFUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24477	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1317 Carlton Avenue, Suite 200 Charlottesville, Virginia	22902
(Address of principal executive offices)	(Zip Code)

(434) 220-0718

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DFFN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on May 6, 2020, Diffusion Pharmaceuticals Inc. (the “Company”) entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock having an existing exercise price of $0.35 per share (the “Existing Warrants”). All 5,000,000 shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to a registration statement on Form S-1 (File No. 333-234234).

In consideration for the immediate exercise of the Existing Warrants for cash and $0.125 per each share being exercised, the exercising holder received new unregistered warrants to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The New Warrants are exercisable immediately upon issuance at an exercise price of $0.5263 per share and have a term of exercise equal to five and one-half years.

The Exercise and the issuance of the New Warrants closed on May 8, 2020. The gross proceeds to the Company from the Exercise and the sale of the New Warrants was approximately $2.375 million, prior to deducting placement agent fees and estimated offering expenses. The Company issued an aggregate of 5,000,000 shares of common stock pursuant to the Exercise at the closing.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Exercise. Pursuant to a letter agreement dated March 27, 2020, at the closing of the Exercise, the Company issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 250,000 shares of common stock of the Company (the “Placement Agent Warrants”), which equal 5.0% of the aggregate number of shares issued to the investor upon the Exercise. The Placement Agent Warrants have an exercise price of $0.5938 per share and otherwise have identical terms to the New Warrants. In addition, the Company has agreed to pay Wainwright an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants as well as a management fee equal to 1.0% of the gross proceeds from the Exercise and the sale of the New Warrants and certain other expenses.

The foregoing descriptions of the warrant exercise agreement, the New Warrants and the Placement Agent Warrants are not complete and are qualified in their entirety by reference to the full text of the form of warrant exercise agreement and the forms of the New Warrant and the Placement Agent Warrant, copies of which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The New Warrants and the Placement Agent Warrants described in Item 1.01 above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon the exercise thereof, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01	Other Events

On May 5, 2020, the Company issued a press release announcing that the Food and Drug Administration will accelerate its review of the Company’s clinical development plan using trans sodium crocetinate (TSC) to treat COVID-19 patients with Acute Respiratory Distress Syndrome (ARDS). A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Form of New Warrant issued on May 8, 2020
4.2	Form of Placement Agent Warrant issued on May 8, 2020
10.1	Warrant Exercise Agreement, dated May 6, 2020, by and between Diffusion Pharmaceuticals Inc. and the purchaser thereto
99.1	Press Release issued on May 5, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2020	DIFFUSION PHARMACEUTICALS INC.

	By:	/s/ David G. Kalergis
	Name:	David G. Kalergis
	Title:	Chief Executive Officer